NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
SECOND-QUARTER AND SIX-MONTH 2014 RESULTS

HIGHLIGHTS

•
Net income attributable to common stock for second-quarter 2014 totaled $0.2 million, $0.03 per share, compared with $0.6 million, $0.08 per share, for second-quarter 2013. Net income attributable to common stock for the first six months of 2014 totaled $1.3 million, $0.16 per share, compared with $1.8 million, $0.22 per share, for the first six months of 2013.

•
As of June 30, 2014, sales of 153 of the 159 condominium units at the W Austin Residences had closed for $178.7 million (an average of $1.2 million per unit), including one unit for $2.7 million in second-quarter 2014, compared with 16 units for $23.8 million (an average of $1.4 million per unit) in second-quarter 2013. In July 2014, Stratus sold one additional condominium unit for $1.0 million and as of July 31, 2014, had five condominium units available for sale.

•
Lot sales totaled 10 lots for $4.1 million in second-quarter 2014 and 18 lots for $7.7 million for the first six months of 2014, compared with 13 lots for $4.1 million in second-quarter 2013 and 22 lots for $6.7 million for the first six months of 2013. In July 2014, Stratus sold one lot for $0.4 million and as of July 31, 2014, had 12 lots under contract.

•
Revenue per available room at the W Austin Hotel was $284 during second-quarter 2014 and $296 for the first six months of 2014, compared with $250 during second-quarter 2013 and $264 for the first six months of 2013.

•
Austin City Limits Live at the Moody Theater (ACL Live) hosted 51 events during second-quarter 2014, compared with 49 events during second-quarter 2013. ACL Live hosted 96 events during the first six months of 2014 and 2013.

•
Construction of the final two buildings at Parkside Village is expected to be completed in October 2014 and as of June 30, 2014, occupancy of the completed 77,641 square feet was 95 percent. The remaining buildings under development, the 8,043-square-foot building and the 4,500-square-foot building, are fully pre-leased.

•
Expenditures for purchases and development of real estate properties totaled $24.8 million for the first six months of 2014, compared with $8.7 million for the first six months of 2013, as Stratus continues execution of its development plans, primarily for our Lakeway and Barton Creek properties.

•
Stratus' consolidated debt was $168.9 million and consolidated cash was $24.3 million at June 30, 2014, compared with consolidated debt of $151.3 million and consolidated cash of $21.3 million at December 31, 2013.

SUMMARY FINANCIAL RESULTS

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013		2014		2013
	(In Thousands, Except Per Share Amounts)
Revenues	$22,521	$42,525		$45,820		$75,984
Operating income	2,842	4,953	[a]	6,190	[a]	8,074	[a]
Net income	1,264	2,967	[a]	4,156	[a]	4,798	[a]
Net income attributable to Stratus common stock	219	632	[a]	1,316	[a]	1,785	[a]

Diluted net income per share attributable to Stratus common stock	$0.03	$0.08	[a]	$0.16	[a]	$0.22	[a]

Diluted weighted average shares of common stock outstanding	8,068	8,131		8,085		8,133

a.
Includes income of $1.8 million, $0.22 per share, for the second quarter and the first six months of 2013 and $0.6 million, $0.07 per share, for the first six months of 2014, related to an insurance settlement.

AUSTIN, TX, August 14, 2014 - Stratus Properties Inc. (NASDAQ: STRS) reported net income attributable to common stock of $0.2 million, $0.03 per share, for second-quarter 2014, compared with $0.6 million, $0.08 per share, for second-quarter 2013. Results for second-quarter 2013 included income of $1.8 million related to an insurance settlement. Net income attributable to common stock for the first six months of 2014 totaled $1.3 million, $0.16 per share, compared with $1.8 million, $0.22 per share, for the first six months of 2013. Results for the first six months of 2014 included income of $0.6 million associated with insurance settlements, and results for the first six months of 2013 included a gain of $1.5 million associated with the sale of a 16-acre tract of land at Lantana and income of $1.8 million related to an insurance settlement.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “Stratus is well-positioned to continue to benefit from a growing Austin-area real estate market. Our lot sales at Barton Creek remain strong, and we are aggressively executing both commercial and residential development projects in Barton Creek, Circle C and Lakeway. Our quarterly results reflected strong operating and financial performance at the W Austin Hotel & Residences, where only five of 159 condominium units remain currently available for sale. Operating performance at both the W Austin Hotel and ACL Live surpassed our plans, and Stratus’ financial results continue to benefit from lower interest costs from our debt refinancing efforts over the past year. We remained focused on advancing our development projects on schedule and within budget and continuing our positive operating performance.”

W Austin Hotel & Residences. Delivery of condominium units commenced in January 2011. As of June 30, 2014, sales of 153 of the 159 condominium units had closed for $178.7 million.

Revenue per available room at the W Austin Hotel was $284 during second-quarter 2014 and $296 for the first six months of 2014, compared with $250 during second-quarter 2013 and $264 for the first six months of 2013. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc.

Austin City Limits Live at the Moody Theater (ACL Live) hosted 51 events during second-quarter 2014, compared with 49 events during second-quarter 2013. ACL Live hosted 96 events during the first six months of 2014 and 2013. ACL Live currently has events booked through April 2015.

The project has 39,328 square feet of leasable office space, including 9,000 square feet for Stratus' corporate office. As of June 30, 2014, occupancy for the office space was 91 percent, and the 18,362 square feet of retail space was fully leased and occupied.

Parkside Village. Parkside Village, a 90,184-square-foot retail project in the Circle C Community in southwest Austin, consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,926-square-foot building, a 10,175-square-foot building, an 8,043-square-foot building, a 4,500-square-foot building and a stand-alone 5,000-square-foot building. Construction of the final two buildings is expected to be completed in October 2014. As of June 30, 2014, occupancy of the completed 77,641 square feet was 95 percent. The remaining buildings under development, the 8,043-square-foot building and the 4,500-square-foot building, are fully pre-leased.

Lantana. Lantana is a partially developed, mixed-use real estate development project. During March 2013, Stratus sold a 16-acre tract at Lantana for $2.1 million, which had entitlements for approximately 70,000 square feet of office space. As of June 30, 2014, Stratus had entitlements for approximately 485,000 square feet of office and retail use on the remaining 43 acres. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus' existing entitlements.

Financial Results. Stratus is continuing its development activities and is focused on maximizing long-term property values. Stratus' developed property sales included the following (dollars in thousands):

	Three Months Ended June 30,
	2014			2013
	Units/Lots	Revenues	Average Cost per Unit/Lot	Units/Lots	Revenues	Average Cost Per Unit/Lot
W Austin Residences
Condominium Units	1	$2,700	$2,295	16	$23,777	$1,236

Barton Creek
Calera:
Verano Drive	6	2,370	179	8	2,486	180
Calera Drive	—	—	—	3	680	142
Amarra Drive:
Phase I Lots	—	—	—	1	300	259
Phase II Lots	4	1,707	163	1	600	264

Total Residential	11	$6,777		29	$27,843

	Six Months Ended June 30,
	2014			2013
	Units/Lots	Revenues	Average Cost per Unit/Lot	Units/Lots	Revenues	Average Cost per Unit/Lot
W Austin Residences
Condominium Units	3	$4,420	$1,230	26	$37,763	$1,229

Barton Creek
Calera:
Verano Drive	9	3,524	181	15	4,535	176
Calera Drive	—	—	—	4	898	139
Amarra Drive:
Phase I Lots	—	—	—	1	300	259
Phase II Lots	9	4,182	185	1	600	264
Mirador Estate	—	—	—	1	405	264

Total Residential	21	$12,126		48	$44,501

The decrease in developed unit/lot sales and revenues in the 2014 periods primarily resulted from decreases in condominium unit sales at the W Austin Residences and lot sales at Verano Drive as inventories of both have declined, partly offset by increased Amarra Drive Phase II lot sales.

In July 2014, Stratus sold one condominium unit at the W Austin Residences for $1.0 million and as of July 31, 2014, had five condominium units available for sale. In July 2014, Stratus sold one Amarra Phase II lot and as of July 31, 2014, had six Amarra Phase II lots and six Meridian lots under contract.

Revenue from the Hotel segment totaled $10.7 million for second-quarter 2014 and $21.6 million for the first six months of 2014, compared with $9.9 million for second-quarter 2013 and $20.0 million for the first six months of 2013. Hotel revenues reflect revenues attributable to the W Austin Hotel and primarily include revenues from room reservations and food and beverage sales. The increase in hotel revenues in 2014 periods primarily reflects higher average room rates and food and beverage sales.

Revenue from the Entertainment segment totaled $3.5 million for second-quarter 2014 and $9.0 million for the first six months of 2014, compared with $3.4 million for second-quarter 2013 and $6.7 million for the first six months of 2013. Entertainment revenues primarily reflect the results of operations for ACL Live, including ticket sales; revenue from private events; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise. The Entertainment segment also includes revenues and costs associated with events hosted at venues other than ACL Live, and the results of the Stageside Productions joint venture formed in October 2012. Revenues from the Entertainment segment will vary from period to period as a result of factors such as the price of tickets and number of tickets sold, as well as the type of events.

Rental revenue from the Commercial Leasing segment totaled $1.8 million for second-quarter 2014 and $3.4 million for the first six months of 2014, compared with $1.4 million for second-quarter 2013 and $2.8 million for the first six months of 2013. The increase in rental revenue in the 2014 periods primarily reflects increased leasing activity and occupancy of Parkside Village and the W Austin Hotel & Residences.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and/or sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties located in Texas, primarily in the Austin and central-Texas areas.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses factors Stratus believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations related to operational and financial performance, development plans and real estate sales, commercial leasing activities, timeframes for development, construction and completion of our projects, capital expenditures, liquidity and capital resources, results of our business strategy, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to service its debt and the of financing, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reduction in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel & Residences, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2013.

Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are subject to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements, except as required by law.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Real estate operations	$6,824	$28,043	$12,255	$46,905
Hotel	10,560	9,816	21,372	19,895
Entertainment	3,513	3,424	9,000	6,632
Commercial leasing	1,624	1,242	3,193	2,552
Total revenues	22,521	42,525	45,820	75,984
Cost of sales:
Real estate operations	4,682	23,833	8,500	39,785
Hotel	7,641	7,538	15,273	14,812
Entertainment	2,515	2,979	6,536	5,435
Commercial leasing	703	685	1,404	1,347
Depreciation	2,225	2,308	4,472	4,538
Total cost of sales	17,766	37,343	36,185	65,917
Insurance settlement	(46)	(1,785)	(576)	(1,785)
General and administrative expenses	1,959	2,014	4,021	3,778
Total costs and expenses	19,679	37,572	39,630	67,910
Operating income	2,842	4,953	6,190	8,074
Interest expense, net	(974)	(2,008)	(1,823)	(4,307)
Loss on interest rate cap agreement	(170)	—	(251)	—
Other income, net	3	95	22	1,345	[a]
Income before income taxes and equity in unconsolidated affiliates' income (loss)	1,701	3,040	4,138	5,112
Equity in unconsolidated affiliates' (loss) income	(243)	149	438	111
Provision for income taxes	(194)	(222)	(420)	(425)
Net income	1,264	2,967	4,156	4,798
Net income attributable to noncontrolling interests in subsidiaries	(1,045)	(2,335)	(2,840)	(3,013)
Net income attributable to Stratus common stock	$219	$632	$1,316	$1,785

Basic and diluted net income per share attributable to Stratus common stock	$0.03	$0.08	$0.16	$0.22

Weighted-average shares of common stock outstanding:
Basic	8,030	8,099	8,040	8,102
Diluted	8,068	8,131	8,085	8,133

a.	Includes $0.7 million of interest collected in connection with a municipal utility district reimbursement and $0.5 million for a gain on recovery of land previously sold.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2014		December 31, 2013
ASSETS
Cash and cash equivalents	$24,260	[a]	$21,307
Restricted cash	4,550		5,077
Real estate held for sale	20,233		18,133
Real estate under development	93,973		76,891
Land available for development	21,351		21,404
Real estate held for investment, net	178,577		182,530
Investment in unconsolidated affiliates	3,520		4,427
Other assets	17,068		17,174
Total assets	$363,532		$346,943

LIABILITIES AND EQUITY
Accounts payable	$6,133		$5,143
Accrued liabilities	6,617		9,360
Debt	168,937		151,332
Other liabilities and deferred gain	12,996		11,792
Total liabilities	194,683		177,627

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	91		91
Capital in excess of par value of common stock	203,944		203,724
Accumulated deficit	(59,408)		(60,724)
Accumulated other comprehensive loss	(326)		(22)
Common stock held in treasury	(20,275)		(19,448)
Total Stratus stockholders' equity	124,026		123,621
Noncontrolling interests in subsidiaries[b]	44,823		45,695
Total equity	168,849		169,316
Total liabilities and equity	$363,532		$346,943

a.	Includes $6.9 million available to Stratus, $0.8 million available to the Parkside Village project and $16.5 million available to the W Austin Hotel & Residences project.

b.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2014	2013
Cash flow from operating activities:
Net income	$4,156	$4,798
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	4,472	4,538
Cost of real estate sold	6,081	31,375
Stock-based compensation	220	157
Equity in unconsolidated affiliates' income	(438)	(111)
Deposits	(101)	(113)
Purchases and development of real estate properties	(24,817)	(8,728)
Recovery of land previously sold	—	(485)
Municipal utility district reimbursement	—	208
Decrease (increase) in other assets	1,093	(12,631)
(Decrease) increase in accounts payable, accrued liabilities and other	(1,233)	1,366
Net cash (used in) provided by operating activities	(10,567)	20,374

Cash flow from investing activities:
Capital expenditures	(953)	(632)
Return of investment in (investment in) unconsolidated affiliates	1,345	(700)
Net cash provided by (used in) investing activities	392	(1,332)

Cash flow from financing activities:
Borrowings from credit facility	23,500	9,000
Payments on credit facility	(6,828)	(23,368)
Borrowings from project loans	6,000	1,568
Payments on project and term loans	(5,067)	(443)
Noncontrolling interests distributions	(3,581)	(103)
Repurchase of treasury stock	(637)	(623)
Net payments for stock-based awards	(190)	(72)
Financing costs	(69)	—
Net cash provided by (used in) financing activities	13,128	(14,041)
Net increase in cash and cash equivalents	2,953	5,001
Cash and cash equivalents at beginning of year	21,307	12,784
Cash and cash equivalents at end of period	$24,260	$17,785

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Real Estate Operations, Hotel, Entertainment and Commercial Leasing.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consist of its properties in the Barton Creek community, the Circle C Community and Lantana, and the condominium units at the W Austin Hotel & Residences project.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences project. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture formed in October 2012.

The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project, a retail building and a bank building in Barton Creek Village, and 5700 Slaughter and the Parkside Village project, which are both in the Circle C Community.

Segment data presented below was prepared on the same basis as Stratus' consolidated financial statements (in thousands).

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing	Eliminations and Other[b]	Total
Three Months Ended June 30, 2014:
Revenues:
Unaffiliated customers	$6,824	$10,560	$3,513	$1,624	$—	$22,521
Intersegment	24	99	11	132	(266)	—
Cost of sales, excluding depreciation	4,696	7,642	2,598	727	(122)	15,541
Depreciation	57	1,457	311	438	(38)	2,225
Insurance settlement	(46)	—	—	—	—	(46)
General and administrative expenses	1,465	143	52	445	(146)	1,959
Operating income	$676	$1,417	$563	$146	$40	$2,842
Capital expenditures[c]	$16,826	$27	$—	$438	$—	$17,291
Total assets at June 30, 2014	156,604	113,048	50,054	49,587	(5,761)	363,532

Three Months Ended June 30, 2013:
Revenues:
Unaffiliated customers	$28,043	$9,816	$3,424	$1,242	$—	$42,525
Intersegment	26	50	15	150	(241)	—
Cost of sales, excluding depreciation	23,861	7,532	3,000	705	(63)	35,035
Depreciation	59	1,558	310	418	(37)	2,308
Insurance settlement	(1,785)	—	—	—	—	(1,785)
General and administrative expenses	1,661	116	51	325	(139)	2,014
Operating income (loss)	$4,273	$660	$78	$(56)	$(2)	$4,953
Capital expenditures[c]	$5,060	$2	$110	$450	$—	$5,622
Total assets at June 30, 2013	165,902	116,750	45,804	46,820	(6,082)	369,194

IV

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing	Eliminations and Other[b]	Total
Six Months Ended June 30, 2014:
Revenues:
Unaffiliated customers	$12,255	$21,372	$9,000	$3,193	$—	$45,820
Intersegment	47	229	18	255	(549)	—
Cost of sales, excluding depreciation	8,566	15,274	6,667	1,452	(246)	31,713
Depreciation	113	2,930	630	873	(74)	4,472
Insurance settlement	(576)	—	—	—	—	(576)
General and administrative expenses	3,093	215	79	946	(312)	4,021
Operating income	$1,106	$3,182	$1,642	$177	$83	$6,190
Capital expenditures[c]	$24,817	$76	$32	$845	$—	$25,770

Six Months Ended June 30, 2013:
Revenues:
Unaffiliated customers	$46,905	$19,895	$6,632	$2,552	$—	$75,984
Intersegment	40	132	23	281	(476)	—
Cost of sales, excluding depreciation	39,841	14,812	5,489	1,387	(150)	61,379
Depreciation	123	3,035	617	837	(74)	4,538
Insurance settlement	(1,785)	—	—	—	—	(1,785)
General and administrative expenses	3,164	190	74	627	(277)	3,778
Operating income (loss)	$5,602	$1,990	$475	$(18)	$25	$8,074
Capital expenditures[c]	$8,728	$3	$119	$510	$—	$9,360

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes eliminations of intersegment amounts, including the deferred development fee income between Stratus and the joint venture with Canyon-Johnson.

c.	Also includes purchases and development of residential real estate held for sale.

V